Exhibit 99.4

Proactive email for CMC vendors

Hello [—]

As a follow up to multiple discussions we’ve had over the last few months, I wanted to make sure that you were aware of an important announcement that bluebird made earlier today. In short, we have entered into an agreement to be acquired and taken private by Carlyle and SK Capital. This marks a significant and positive step in our journey to bring life-changing gene therapies to patients impacted by severe genetic diseases, as Carlyle and SK Capital will provide bluebird primary capital to scale bluebird’s commercial delivery of gene therapies.

We expect that, upon closing, David Meek – the former CEO of Mirati Therapeutics, FerGene, and Ipsen and current Chairman of Sobi and uniQure – will step into the role of CEO. I would value the chance to walk you through some of the implications of this announcement and appreciate if you can offer a few time slots today or tomorrow for a short call.

While this update does not impact ongoing critical delivery activities, it is likely that there will be some meetings cancelled or moved today as we complete internal communications. We might need to ask for a little grace as we ensure that information is shared and processed internally.

Thank you for your continued collaboration and commitment to our shared mission for patients.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer for the outstanding shares of bluebird bio referenced in this communication has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of bluebird bio. The solicitation and the offer to buy shares of bluebird bio common stock will only be made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Beacon Parent Holdings, L.P. (“Parent”) and Beacon Merger Sub, Inc. (“Merger Sub”) intend to file with the Securities and Exchange Commission. In addition, bluebird bio will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain a free copy of these materials and other documents filed by Parent, Merger Sub and bluebird bio with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by bluebird bio under the “investors & media” section of bluebird bio’s website at www.bluebirdbio.com.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 OF BLUEBIRD BIO AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on bluebird bio’s current beliefs and expectations and include, but are not limited to: statements regarding beliefs about the potential benefits of the transaction; the planned completion and timing of the transactions contemplated by the Merger Agreement; and the prospective performance and outlook of the surviving company’s business, performance, and opportunities. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing and completion of the tender offer and the merger; uncertainties as to the percentage of bluebird bio stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable regulatory and/or governmental entities (or any conditions, limitations or restrictions placed on such approvals); risks relating to bluebird bio’s liquidity during the pendency of the tender offer and the merger or in the event of a termination of the Merger Agreement; the risk that the milestone related to the contingent value right is not achieved; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; risks related to diverting management’s attention from bluebird bio’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; and other risks and uncertainties pertaining to bluebird bio’s business, including the risks and uncertainties detailed in bluebird bio’s public periodic filings with the SEC, as well as the tender offer materials to be filed by Parent and Merger Sub and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by bluebird bio in connection with the tender offer.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and bluebird bio undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.